Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN AGREES TO PURCHASE BRAZIL-BASED MASTERBATCH AND
ENGINEERED PLASTICS PRODUCER
•	Acquisition of Mash Compostos Plasticos will expand A. Schulman’s presence in the growing Brazilian market

•	Brazil represents a key market in A. Schulman’s overall growth strategy
AKRON, Ohio — October 18, 2010 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that it has agreed to purchase Mash Compostos Plasticos (“Mash”), a masterbatch additive producer and engineered plastics compounder based in Sao Paulo, Brazil. The transaction is expected to close on November 3, 2010, pending customary closing procedures.
“Brazil is a highly attractive market for A. Schulman and is very important to our growth strategy,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman. “It is a large, diversified market with strong macroeconomic fundamentals. The Brazilian plastics industry holds significant growth potential because per-capita consumption of plastic is still much lower than in other countries. With this acquisition, and with our April 30, 2010 acquisition of ICO, Inc., which included two facilities in Brazil, we are aggressively expanding our presence in that market and enhancing our ability to serve customers.”
Gustavo Perez, General Manager and Chief Operating Officer of the Americas for A. Schulman, stated, “For the first time ever in Brazil, we will have the ability to grow our masterbatch and engineered plastics platforms. With Mash’s state-of-the-art technology combined with A. Schulman’s core competencies in serving these markets, we will produce specialized additives and plastic materials to meet growing demand in this region. We have been impressed with Mash’s experienced management team, excellent operations and fundamental market presence.”
Sergio Dulcini, Executive Director for Mash Compostos Plasticos, stated, “We are very enthusiastic about both the opportunity to offer A. Schulman’s products and technologies in South America, and to produce them locally in our plant in Sao Paulo.”
Target synergies from the Mash acquisition are expected to result from improving working capital management and leveraging A. Schulman’s global purchasing power.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 36 manufacturing facilities in North America, South America, Europe and Asia. On April 30, 2010, the Company completed its acquisition of ICO, Inc., a global manufacturer of specialty resins and concentrates for rotomolding and a provider of specialty polymer services. A. Schulman reported revenues of $1.3 billion for the fiscal year ended August 31, 2009, and ICO reported revenues of $300 million for the fiscal year ended September 30, 2009. Additional information about A. Schulman can be found at www.aschulman.com.
About Mash Compostos Plasticos
Mash Compostos Plasticos, based in Sao Paulo, Brazil, produces technical and color compounds and masterbatches in a variety of resins. The company was certified by ISO 9001:2000 and began operations in 2004, and its technologically advanced plant in Sao Paulo was re-certified in 2009 to ISO 9001:2008. Product and service categories include MasterMASH additive concentrates, fillers and glass fibers; MASHBlend blends of resins or resins with additives; MASHColor color concentrates; MASHComp base resins compounded with additives, fillers and glass; and MASHPlus tolling services. Additional information about Mash Compostos Plasticos can be found at www.mashplasticos.com.br.
Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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